NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Reports Results for Fourth Quarter and Year-End 2019
BIRMINGHAM, AL – (BUSINESSWIRE) – February 20, 2020 – ProAssurance Corporation (NYSE: PRA) reports the following results for the quarter and year ended December 31, 2019:

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended December 31			Year Ended December 31
($ in thousands, except per share data)	2019	2018	% Change	2019	2018	% Change
Revenues
Gross premiums written*	$200,835	$211,697	(5.1%)	$967,490	$957,311	1.1%
Net premiums written	$178,941	$182,684	(2.0%)	$842,725	$834,914	0.9%
Net premiums earned	$214,446	$202,033	6.1%	$847,532	$818,853	3.5%
Net investment income	$23,231	$24,207	(4.0%)	$93,269	$91,884	1.5%
Equity in earnings (loss) of unconsolidated subsidiaries	$(2,822)	$(3,300)	14.5%	$(10,061)	$8,948	(212.4%)
Net realized investment gains (losses)	$12,809	$(46,139)	127.8%	$59,874	$(43,488)	237.7%
Other income (expense)*	$1,801	$2,677	(32.7%)	$9,220	$9,833	(6.2%)
Total revenues*	$249,465	$179,478	39.0%	$999,834	$886,030	12.8%
Expenses
Net losses and loss adjustment expenses	$264,108	$154,089	71.4%	$753,915	$593,210	27.1%
Underwriting, policy acquisition and operating expenses*	$67,546	$59,742	13.1%	$253,508	$238,556	6.3%
Segregated portfolio cells dividend expense (income)	$3,204	$(665)	581.8%	$4,579	$9,122	(49.8%)
Total expenses*	$338,644	$218,021	55.3%	$1,028,638	$857,005	20.0%
Income tax expense (benefit)	$(29,804)	$(14,093)	111.5%	$(29,808)	$(18,032)	65.3%
Net income (loss)	$(59,375)	$(24,450)	(142.8%)	$1,004	$47,057	(97.9%)
Non-GAAP operating income (loss)	$(68,345)	$9,669	(806.8%)	$(43,779)	$79,527	(155.0%)
Weighted average number of common shares outstanding
Basic	53,764	53,636	0.2%	53,740	53,598	0.3%
Diluted	53,869	53,791	0.1%	53,841	53,749	0.2%
Earnings per share
Net income (loss) per diluted share	$(1.10)	$(0.46)	(139.1%)	$0.02	$0.88	(97.7%)
Non-GAAP operating income (loss) per diluted share	$(1.27)	$0.18	(805.6%)	$(0.81)	$1.48	(154.7%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 17 of the Notes to Consolidated Financial Statements in the December 31, 2019 Form 10-K for amounts by line item.

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CONSOLIDATED KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2019	2018	2019	2018
Current accident year net loss ratio	109.0%	88.6%	90.3%	83.7%
Effect of prior accident years’ reserve development	14.2%	(12.3%)	(1.3%)	(11.3%)
Net loss ratio	123.2%	76.3%	89.0%	72.4%
Expense ratio	31.5%	29.6%	29.9%	29.1%
Combined ratio	154.7%	105.9%	118.9%	101.5%
Operating ratio	143.9%	93.9%	107.9%	90.3%
Return on equity*	(15.3%)	(6.3%)	0.1%	3.0%
* Quarterly computations of ROE are annualized

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Management Commentary
“2019 was a consequential year for ProAssurance,” said Ned Rand, President and Chief Executive Officer of ProAssurance. “In the span of twelve months, we restructured the majority of our executive team, consolidated our Specialty Property & Casualty operations under Mike Boguski’s leadership, reduced our Lloyd’s participation, and, with the planned acquisition of NORCAL Group announced earlier today, negotiated the largest single transaction in our company’s history.
“There is much more to do in 2020. Our results for 2019 were not acceptable. While I believe our accomplishments in the past year position ProAssurance well for the next chapter in the company’s story, the evolving property & casualty landscape remains challenging in the near term. In our estimation, the market is beginning to harden in the healthcare professional liability line, but only time will tell the exact duration and course of this new cycle. As we continue to navigate the challenges presented by large and complex medical groups, our core physicians book of business continues to perform as expected, and our Workers’ Compensation Insurance segment reported strong results despite a highly competitive marketplace.”
Rand continued, “2020 has only just begun, and already it has the potential to be a transformative year with our announcement of the NORCAL transaction. As we take the steps necessary to ensure the integrity of our balance sheet, become a more efficient and effective organization, and grow the ProAssurance family of companies, I am excited for what the future will bring.”
Key Takeaways - Fourth Quarter 2019

•
As disclosed in our January 22, 2020 announcement of preliminary loss estimates, results for the quarter and year ended December 31, 2019 are negatively affected by the underwriting results on a large national healthcare account written in our Specialty Property & Casualty segment, which has experienced losses far exceeding our prior loss assumptions. The effects of this adjustment contribute to the fourth quarter results for the Specialty P&C segment and consolidated results as follows:

◦	Adverse development of approximately $44.5 million in our prior accident year reserves.

◦
Increases the Specialty P&C segment and consolidated current accident year net loss ratio by 26.8 percentage points and 15.5 percentage points, respectively. This includes the effect of a $9.2 million estimated premium deficiency reserve (“PDR”) charge, booked to account for the expected losses related to the unearned premium remaining on the policy.

•	Excluding the effects of the above adjustments:

◦
Prior accident year reserves developed favorably by $14.1 million in the quarter, driven by better than anticipated loss experience across all domestic operating segments, compared to $25.0 million in the year-ago quarter.

◦	Our consolidated current accident year net loss ratio for the fourth quarter of 2019 was 93.5% as compared to 88.6% in the year-ago quarter.

◦	The consolidated net loss ratio was 86.9% in the quarter, a quarter-over-quarter increase of 10.6 percentage points.

◦	Our consolidated combined ratio for the quarter was 118.4%, a quarter-over-quarter increase of 12.5 percentage points.

•
Our consolidated underwriting expense ratio was 31.5%, a quarter-over-quarter increase of approximately 1.9 points. The increase was primarily due to the effect of a large decrease in bonus accruals during the fourth quarter of 2018 in our Specialty P&C and Corporate segments to reduce the full year 2018 bonus accrual due to final operating results. We did not significantly adjust bonus accruals in the current year quarter; however, bonus accruals are lower for the full year 2019 as compared to the full year 2018 given our current year operating results. This was partially offset by the effect of higher operational expenses incurred during 2018 in our Lloyd's Syndicates segment associated with the establishment of Syndicate 6131.

•	Consolidated gross premiums written in the fourth quarter were $200.8 million, a decrease of $10.9 million, or 5.1%, from the same quarter in 2018.

•
Consolidated net premiums earned for the quarter increased $12.4 million, or 6.1%, from the year-ago quarter to $214.4 million, primarily due to a 9.1% increase in our Specialty P&C segment driven by rate

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increases.

•
Our consolidated net investment result was $20.4 million in the quarter, down $498,000 from the year-ago period, primarily due to lower income from our equity portfolio, partially offset by an increase in income from our fixed maturities, short-term and other investments, and LP/LLC portfolio as compared to 2018.

•
Net realized investment gains were $12.8 million, compared to losses of $46.1 million in the prior-year period, which were primarily due to the change in fair value of our equity portfolio driven by market volatility during the fourth quarter of 2018.

•
Due to the reserve adjustments recorded in the fourth quarter in our Specialty P&C segment, as previously discussed, we recognized a consolidated pre-tax loss in 2019 resulting in the recognition of a $21.9 million deferred tax benefit from tax credits, which was the primary driver the total tax benefit of $29.8 million for both the full year as well as the current quarter.

Key Takeaways - Full Year 2019

•	For the full year ended December 31, 2019, the effects of the large national healthcare account are as follows:

◦	Adverse development of $51.5 million in prior accident year reserves.

◦
Increases of 5.0 and 6.7 percentage points in the consolidated and Specialty P&C current accident year net loss ratios, respectively, including the impact of the $9.2 million PDR recorded in relation to this account.

•	The following figures are shown excluding the effects of adjustments to our reserve estimates and the PDR in the full year 2019 relating to the large national healthcare account:

◦	Consolidated prior accident year reserves developed favorably by $63.3 million in 2019.

◦
Our consolidated current accident year net loss ratio for 2019 was 85.3%, as compared to 83.7% in 2018. This increase was driven primarily by deteriorating loss experience in our broader HCPL excess and surplus lines of business. In addition, the higher current accident year net loss ratio reflects changes in our reserves for our Death, Disability, and Retirement (“DDR”) coverage endorsements. Furthermore, the increase reflects the $10 million reserve established by a segregated portfolio cell (“SPC”) for an errors & omissions (“E&O”) policy in the second quarter of 2019. ProAssurance has no participation nor ownership interest in this particular cell, and the recording of this reserve was offset by a decrease to the SPC dividend expense, resulting in no effect to our operating income (loss). However, the recording of this reserve increased our net loss ratio for the year, as the offsetting effect of the SPC dividend expense is not included in this ratio calculation.

◦
The full-year 2019 consolidated net loss ratio increased 6.2 percentage points to 77.8%, driven by increases to the net loss ratios for our Specialty P&C and Segregated Portfolio Cell Reinsurance segments, partially offset by a decrease in the Lloyd’s Syndicates segment. The net loss ratio for the Worker’s Compensation Insurance segment was essentially flat year-over-year.

◦	Our consolidated combined ratio for 2019 was 107.7%, as compared to 101.5% in 2018, driven by the increased 2019 consolidated net loss ratio.

•
Our consolidated underwriting expense ratio increased 0.8 percentage points to 29.9% in 2019 from 29.1% in 2018, due to the effect of a loss portfolio transfer (“LPT”) entered into during 2018, which increased 2018 premiums with minimal associated operating expenses and resulted in a lower ratio for the year.

•
Consolidated gross premiums written in 2019 were $967.5 million, an increase of $10.2 million, or approximately 1.1%, from $957.3 million in 2018, driven primarily by a 25.0% increase in our Lloyd’s Syndicates segment and, to a lesser extent, a 2.4% increase in our Segregated Portfolio Cell Reinsurance (“SPCR”) segment.

•	Consolidated net premiums earned for the year were $847.5 million in 2019, up $28.7 million, or 3.5%, from $818.9 million in 2018, with all four operating segments contributing to the increase.

•
Our consolidated net investment result was $83.2 million, down 17.5% from $100.8 million in 2018, primarily attributable to lower earnings from our unconsolidated subsidiaries, somewhat offset by an increase in net

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investment income.

•
Net realized investment gains were $59.9 million in 2019, as compared losses of $43.5 million in 2018, primarily due to the change in fair value of our equity portfolio driven by market volatility during the fourth quarter of 2018.

•	As previously discussed, our effective tax rate for the full year 2019 was 103.5%, and our tax benefit was $29.8 million, as compared to a benefit of $18.0 million in 2018.
Non-GAAP Financial Measures
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended December 31		Year Ended December 31
(In thousands, except per share data)	2019	2018	2019	2018
Net income (loss)	$(59,375)	$(24,450)	$1,004	$47,057
Items excluded in the calculation of Non-GAAP operating income (loss):
Net realized investment (gains) losses	(12,809)	46,139	(59,874)	43,488
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	1,613	(2,922)	3,144	(2,535)
Guaranty fund assessments (recoupments)	(159)	(29)	43	148
Pre-tax effect of exclusions	(11,355)	43,188	(56,687)	41,101
Tax effect, 21% (2)	2,385	(9,069)	11,904	(8,631)
After-tax effect of exclusions	(8,970)	34,119	(44,783)	32,470
Non-GAAP operating income (loss)	$(68,345)	$9,669	$(43,779)	$79,527
Per diluted common share:
Net income (loss)	$(1.10)	$(0.46)	$0.02	$0.88
Effect of exclusions	(0.17)	0.64	(0.83)	0.60
Non-GAAP operating income (loss) per diluted common share	$(1.27)	$0.18	$(0.81)	$1.48
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC operating results, including any realized gains or losses that are attributable to the external cell participants, are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.

(2) The 21% rate is the statutory tax rate associated with the taxable or tax deductible items listed above. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our December 31, 2019 Form 10-K filed on February 20, 2020.

*In all tables that follow, the abbreviation “nm” indicates that the information or the percentage change is not meaningful.

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BALANCE SHEET HIGHLIGHTS
(In thousands, except per share data)	December 31, 2019	December 31, 2018
Total investments	$3,390,409	$3,349,382
Total assets	$4,805,599	$4,600,726
Total liabilities	$3,293,686	$3,077,724
Common shares (par value $0.01)	$631	$630
Retained earnings	$1,505,738	$1,571,847
Treasury shares	$(415,962)	$(417,277)
Shareholders’ equity	$1,511,913	$1,523,002
Book value per share	$28.11	$28.39
Capital Management
We have not repurchased any shares of our stock in 2019 or 2018. As of February 14, 2020, approximately $110 million remains available in our Board-authorized stock repurchase program. In December 2019, our Board of Directors declared a regular dividend of $0.31 per share, which was paid on January 14, 2020.
Conference Call Information
ProAssurance management will discuss fourth quarter and year-end 2019 results during a conference call at 10:00 a.m. ET on Friday, February 21, 2020. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145; no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least February 21, 2021 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10138526. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for thirteen consecutive years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$118,377	$121,060	(2.2%)	$577,700	$577,196	0.1%
Net premiums written	$102,541	$99,546	3.0%	$495,750	$494,148	0.3%

Net premiums earned	$123,742	$113,434	9.1%	$499,058	$491,787	1.5%
Other income	1,259	1,899	(33.7%)	5,796	5,844	(0.8%)
Total revenues	125,001	115,333	8.4%	504,854	497,631	1.5%

Net losses and loss adjustment expenses	(211,239)	(91,687)	130.4%	(532,485)	(384,431)	38.5%
Underwriting, policy acquisition and operating expenses	(31,131)	(28,589)	8.9%	(120,310)	(112,419)	7.0%
Total expenses	(242,370)	(120,276)	101.5%	(652,795)	(496,850)	31.4%
Segment operating results	$(117,369)	$(4,943)	2,274.4%	$(147,941)	$781	(19,042.5%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2019	2018	2019	2018
Current accident year net loss ratio	141.0%	100.3%	105.5%	93.8%
Effect of prior accident years’ reserve development	29.7%	(19.5%)	1.2%	(15.6%)
Net loss ratio	170.7%	80.8%	106.7%	78.2%
Underwriting expense ratio	25.2%	25.2%	24.1%	22.9%
Combined ratio	195.9%	106.0%	130.8%	101.1%
The Specialty P&C segment recorded a year-end 2019 operating loss of $147.9 million. This result was driven by the aforementioned reserve strengthening in the fourth quarter of 2019 and, to a lesser extent, increased losses in our excess and surplus lines business, reflective of broader trends in the healthcare professional liability market. This was somewhat offset by favorable reserve development in the segment’s core physician, podiatric, chiropractic and medical technology liability business during 2019.
In the fourth quarter of 2019, gross premiums written were $118.4 million, down 2.2% quarter-over-quarter, primarily due to a 38.0% decrease in our healthcare facilities premiums, partially offset by increases in our physicians and medical technology liability lines. For the year, gross premiums written were $577.7 million, essentially unchanged from 2018 in a competitive medical professional liability market. Gross premiums written in our physician’s book grew by $19.4 million, an increase of 5.2% year-over-year. Gross premiums written in our healthcare facilities business decreased by 2.5% from 2018 to $63.4 million due to aggressive re-underwriting efforts. Gross premiums written in our podiatric, chiropractic, life sciences and legal liability business were relatively flat year-over-year.
Premium retention was 80% in the quarter, decreasing seven percentage points from the prior-year period driven by a 47% retention rate in our healthcare facilities business. For all of 2019, premium retention was 86%, three percentage points lower than the prior year and reflecting our focus on underwriting discipline and our willingness to walk away from business that does not fit our risk appetite or long-term underwriting profit objectives. Premium retention in our facilities business remains volatile, finishing 2019 with a retention rate of 62% as we decided not to renew certain products written on an excess and surplus lines basis. We achieved renewal rate increases of 6% across the Specialty P&C segment, including 14% in our healthcare facilities line and 6% in our physicians line, the Company’s largest portfolio of business.
For the quarter, new business written totaled $4.6 million, as compared $13.1 million to in the fourth quarter of 2018, driven by decreases in our physicians and facilities lines of business. We wrote $42.6 million of new business in 2019 compared to $47.9 million at year-end 2018. This was driven by $25.1 million of physician new business writings, a 27% increase year-over-year. The decrease in overall new business writings reflects competitive market conditions and disciplined underwriting evaluation.

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The increase in the current accident year net loss ratio to 141.0% for the quarter and 105.5% for the year were due to the increased reserve estimates for the large national healthcare account and, to a lesser extent, adverse loss trends in the excess and surplus lines of business.
WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$54,804	$64,959	(15.6%)	$278,442	$293,230	(5.0%)
Net premiums written	$36,132	$44,769	(19.3%)	$182,233	$195,350	(6.7%)

Net premiums earned	$47,251	$50,848	(7.1%)	$189,240	$186,079	1.7%
Other income	451	584	(22.8%)	2,399	2,412	(0.5%)
Total revenues	47,702	51,432	(7.3%)	191,639	188,491	1.7%

Net losses and loss adjustment expenses	(28,225)	(30,689)	(8.0%)	(121,649)	(118,483)	2.7%
Underwriting, policy acquisition and operating expenses	(14,065)	(14,147)	(0.6%)	(57,520)	(55,693)	3.3%
Total expenses	(42,290)	(44,836)	(5.7%)	(179,169)	(174,176)	2.9%
Segment operating results	$5,412	$6,596	(18.0%)	$12,470	$14,315	(12.9%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2019	2018	2019	2018
Current accident year net loss ratio	69.0%	68.0%	68.4%	68.0%
Effect of prior accident years’ reserve development	(9.3%)	(7.6%)	(4.1%)	(4.3%)
Net loss ratio	59.7%	60.4%	64.3%	63.7%
Underwriting expense ratio	29.8%	27.8%	30.4%	29.9%
Combined ratio	89.5%	88.2%	94.7%	93.6%
Operating results for the Workers’ Compensation Insurance segment decreased to $5.4 million for the fourth quarter of 2019, compared to $6.6 million from the same quarter of 2018, reflecting a decrease in net premiums earned and an increase in the underwriting expense ratio, partially offset by a decrease in the net loss ratio. For the full year 2019, operating results decreased to $12.5 million from $14.3 million in 2018.
Gross premiums written decreased 15.6% quarter-over-quarter to $54.8 million, driven by renewal rate decreases of 7%, premium retention of 76%, and a decrease in new business writings, all reflective of a very competitive workers’ compensation marketplace. New business written decreased to $5.5 million for the fourth quarter of 2019 compared to $10.2 million in prior-year period. For the full year 2019, gross premiums written were $278.4 million, a decrease of 5.0% compared to 2018, and included new business writings of $30.8 million compared to $51.5 million in 2018, premium retention of 83%, and a renewal rate decrease of 4%. New business in 2018 included $11.7 million of premium related to the one-time Great Falls renewal rights transaction. We continue to price our book of business at rates we believe to be appropriate for the assumed risk, and remain willing to turn down business we believe is underpriced.
The decrease in the calendar year net loss ratio in the quarter reflected overall favorable trends in prior accident year claim closing patterns, which resulted in net favorable development of $4.4 million in the quarter compared to $3.9 million in the prior-year period, partially offset by an increase in the current accident year net loss ratio. The increase in the current accident year net loss ratio reflects the impact of renewal rate decreases and the effect of revised contract terms to our reinsurance treaty renewed in the second quarter of 2019, which included the addition of an annual aggregate deductible, partially offset by improving loss trends during the quarter. For the full year 2019, net favorable loss reserve development was $7.8 million compared to $8.0 million for 2018. The 2019 net favorable loss reserve development reflected better than expected claim results primarily related to accident years 2015 and 2016.

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The quarter-over-quarter and full year increase in the underwriting expense ratio primarily reflected increases in policy acquisition and employee benefit related costs.
SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$16,584	$16,830	(1.5%)	$87,140	$85,086	2.4%
Net premiums written	$14,753	$14,838	(0.6%)	$77,639	$75,547	2.8%

Net premiums earned	$19,997	$19,692	1.5%	$78,563	$73,940	6.3%
Net investment income	317	466	(32.0%)	1,578	1,566	0.8%
Net realized gains (losses)	2,071	(3,615)	(157.3%)	4,020	(3,149)	(227.7%)
Other income	162	35	362.9%	559	211	164.9%
Net losses and loss adjustment expenses	(11,916)	(11,165)	6.7%	(52,412)	(38,726)	35.3%
Underwriting, policy acquisition and operating expenses (1)	(7,168)	(6,357)	12.8%	(24,260)	(22,426)	8.2%
SPC net operating results	3,463	(944)	(466.8%)	8,048	11,416	(29.5%)
Segregated portfolio cell dividend (expense) income (2)	(3,204)	665	(581.8%)	(4,579)	(9,122)	(49.8%)
Segment operating results (3)	$259	$(279)	192.8%	$3,469	$2,294	51.2%
(1) Underwriting, policy acquisition and operating expenses in both 2019 and 2018 included a provision for U.S. federal income taxes of $1.1 million and $0.4 million, respectively, for SPCs at Inova Re that have elected to be taxed as U.S. taxpayers. The portion of U.S. federal income taxes attributable to external cell participants is reflected in the SPC dividend (expense) income.

(2) Represents the net operating (profit) loss attributable to external cell participants.
(3) Represents our share of the net operating profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2019	2018	2019	2018
Current accident year net loss ratio	71.2%	60.3%	79.6%	64.5%
Effect of prior accident years’ reserve development	(11.6%)	(3.6%)	(12.9%)	(12.1%)
Net loss ratio	59.6%	56.7%	66.7%	52.4%
Underwriting expense ratio	35.8%	32.3%	30.9%	30.3%
Combined ratio	95.4%	89.0%	97.6%	82.7%
The Segregated Portfolio Cell Reinsurance segment reported results of approximately $259,000 for the fourth quarter and $3.5 million for the full year 2019, which represents our share of the net operating results from segregated portfolio cell programs in which we participate to varying degrees. The increase in the 2019 segment operating result compared to 2018 was driven primarily by unrealized investment losses in 2018.
Gross written premiums were $16.6 million for the fourth quarter of 2019 compared to $16.8 million in 2018. Premium retention for workers’ compensation business in the segregated portfolio cells, which is the majority of the business, was 83% in the fourth quarter of 2019 and renewal pricing decreased 7%. New business was approximately $800,000 for the fourth quarter of 2019 compared to $1.3 million in 2018. For the full year 2019, gross premiums written were $87.1 million, an increase of 2.4% over 2018, and included new business of $3.8 million compared to $8.3 million in 2018, premium retention of 91.2% and renewal rate decreases of 4.6%. We renewed all 23 of the alternative market programs that were available for renewal during 2019 and wrote one new program during the year.
The increase in the current accident year net loss ratio in the 2019 fourth quarter is due to an increase in large claim activity in 2019 compared to 2018. There were no reinsured claim occurrences in the fourth quarter of 2018 compared to three in 2019. Favorable trends in prior accident year claim closing patterns resulted in net favorable development of $2.3 million in the fourth quarter of 2019 compared to approximately $719,000 for the same period in the prior year. For the full year 2019,

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the current accident year loss ratio increased 15.1 percentage points year-over-year to 79.6%, largely attributable to a $10 million reserve recorded in the second quarter of 2019 related to an E&O liability policy assumed by a SPC at Eastern Re. We have no participation or ownership interest in this particular SPC and, therefore, the loss is offset by a reduction to the SPC dividend expense and has no impact on our consolidated or Segregated Portfolio Cell Reinsurance segment operating results. Excluding the impact of the loss reserve recorded for the E&O policy, the current accident year net loss ratio for the year was 67.3%, an increase of 2.8 percentage points year-over-year. For the full year 2019, net favorable loss reserve development was $10.1 million compared to $9.0 million for 2018. The 2019 net favorable loss reserve development reflected better than expected claim results primarily related to accident years 2015 through 2018.
The underwriting expense ratio in the Segregated Portfolio Cell Reinsurance segment reflects the ceding commission percentage paid to the Workers’ Compensation Insurance and Specialty P&C segments for insurance services provided to the segregated portfolio cell programs. The ceding commissions are reflected in the respective segments as a reduction to underwriting expenses.
LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$27,658	$25,797	7.2%	$110,905	$88,746	25.0%
Net premiums written	$25,515	$23,531	8.4%	$87,103	$69,869	24.7%

Net premiums earned	$23,456	$18,059	29.9%	$80,671	$67,047	20.3%
Net investment income	1,269	987	28.6%	4,551	3,358	35.5%
Other gains (losses)	(251)	19	(1,421.1%)	195	(138)	241.3%
Total revenues	$24,474	$19,065	28.4%	$85,417	$70,267	21.6%

Net losses and loss adjustment expenses	(12,728)	(20,548)	(38.1%)	(47,369)	(51,570)	(8.1%)
Underwriting, policy acquisition and operating expenses	(9,268)	(7,938)	16.8%	(34,711)	(31,686)	9.5%
Total expenses	(21,996)	(28,486)	(22.8%)	(82,080)	(83,256)	(1.4%)
Total income tax (expense) benefit	(161)	(38)	323.7%	—	317	nm
Segment operating results	$2,317	$(9,459)	124.5%	$3,337	$(12,672)	126.3%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended December 31		Year Ended December 31
	2019	2018	2019	2018
Current accident year net loss ratio	52.7%	104.5%	58.2%	74.0%
Effect of prior accident years’ reserve development	1.6%	9.3%	0.5%	2.9%
Net loss ratio	54.3%	113.8%	58.7%	76.9%
Underwriting expense ratio	39.5%	44.0%	43.0%	47.3%
Combined ratio	93.8%	157.8%	101.7%	124.2%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the operating results from our 61% participation in Lloyd's of London Syndicate 1729 and our 100% participation in Syndicate 6131, which is a Special Purpose Arrangement that underwrites on a quota share basis with Syndicate 1729. Our Lloyd's Syndicates segment also includes 100% of the operating results of our wholly owned subsidiaries that support our operations at Lloyd's. In addition to our participation in Syndicate operating results, we have investments in and other obligations to our Lloyd's Syndicates consisting of a Syndicate Credit Agreement and FAL requirements. For the 2019 underwriting year, our FAL was comprised of investment securities and cash and cash equivalents deposited with Lloyd's which at December 31, 2019 had a fair value of approximately $137.1 million.
We recorded gross premiums written of $27.7 million in the quarter and $110.9 million for the full year, respective increases of 7.2% and 25.0% driven primarily by volume increases on renewal business and renewal pricing increases, as well as new business written, primarily property insurance coverages. Gross premiums written in 2019 consisted of 42% property

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insurance coverages, 31% casualty coverages, 16% catastrophe reinsurance coverages, 8% specialty property coverages, and 3% property reinsurance coverages.
Net premiums earned increased as well, to $23.5 million in the quarter and $80.7 million for the full year, up 29.9% and 20.3%, respectively. These results were primarily due to the pro rata effect of higher premiums written during the preceding twelve months, primarily property insurance coverages and, to a lesser extent, a larger proportion of premiums written through the open market, which are predominately earned over twelve months vs. delegated underwriting authority business, which is earned over twenty-four months.
For 2019, the current accident year net loss ratio was 58.2%, an improvement of 15.8 percentage points over 2018. The decrease was primarily driven by the fourth quarter ratio, which decreased by 51.8 percentage points to 52.7% and was the result of $6.8 million of catastrophe losses reported in the year-ago quarter related to Hurricane Michael and, to a lesser extent, an increase in the estimated reinsurance recoveries related to property and catastrophe related losses as well as an increase in net premiums earned.
We recognized $411,000 of net unfavorable development for prior accident year reserves in 2019, compared to approximately $2.0 million of net unfavorable development in 2018, driven by higher than expected losses and development on certain large claims.
To reduce our exposure and the associated earnings volatility, we have decreased our participation in the operating results of Syndicate 1729 for the 2020 underwriting year from 61% to 29%, which, due to the one quarter lag, will be reflected in our second quarter 2020 results. Syndicate 1729’s maximum underwriting capacity for the 2020 underwriting year is approximately $179 million using currency exchange rates as of December 31, 2019, of which approximately $51.2 million is our allocated underwriting capacity.
CORPORATE SEGMENT RESULTS

	Three Months Ended December 31			Year Ended December 31
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Net investment income	$21,645	$22,754	(4.9%)	$87,140	$86,960	0.2%
Equity in earnings (loss) of unconsolidated subsidiaries	$(2,822)	$(3,300)	14.5%	$(10,061)	$8,948	(212.4%)
Net realized investment gains (losses)	$10,695	$(42,468)	125.2%	$55,086	$(39,879)	238.1%
Total revenues	$30,294	$(22,226)	236.3%	$135,643	$59,554	127.8%
Operating expenses	$6,467	$3,415	89.4%	$19,146	$18,767	2.0%
Interest expense	$3,786	$4,855	(22.0%)	$16,636	$16,163	2.9%
Income tax expense (benefit)	$(29,965)	$(14,131)	112.1%	$(29,808)	$(17,715)	68.3%
Segment operating results	$50,006	$(16,365)	405.6%	$129,669	$42,339	206.3%
Fourth quarter 2019 operating results in our Corporate segment were $50 million, an increase of 405.6% and primarily the result of the rebound of our equity portfolio following the steep mark-to-market declines experienced in late 2018, partially offset by higher operating expenses. The quarter-over-quarter increase in our operating expenses of 89.4% was primarily attributable to certain one-time compensation-related costs and an increase in employee health plan expenses. For the full year 2019, operating results increased by 206.3%, also largely attributable to the change in value of our equity portfolio, partially offset by lower reported earnings from unconsolidated subsidiaries.
We recorded a tax benefit of $29.8 million in the year, primarily due to $21.9 million of tax credits recognized during the period. The effective tax rate for the year ended December 31, 2019 was 103.5%. In addition to tax credits recognized from our tax credit partnerships, our effective tax rate in 2019 was also affected by the tax rate differential on the carryback of our current year tax loss to the 2017 tax year when the federal statutory tax rate was 35% versus the current 21% tax rate. Additionally, our effective tax rates in both 2019 and 2018 were impacted by provision-to-return differences. For 2019, these differences primarily reflected a lower amount of tax credits utilized in 2018 than the previously estimated benefit.
Caution Regarding Forward-Looking Statements

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Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this Form 10-K that are identified as giving our outlook on future business.
Forward-looking statements relating to our business include among other things: statements concerning future liquidity and capital requirements, investment valuation and performance, return on equity, financial ratios, net income, premiums, losses and loss reserve, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the pricing or availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends and other matters.

These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations, including the impact of Brexit;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in laws or government regulations regarding financial markets or market activity that may affect our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	the effect of cyclical insurance industry trends on our underwriting, including demand and pricing in the insurance and reinsurance markets in which we operate;
•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;

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•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management and other qualified personnel;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings and synergies; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked, making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team, and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents

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we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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